CONFIRMING STATEMENT
	This Statement confirms that the undersigned, Wm. Polk Carey, has authorized and designated each of Susan Hyde, James Fitzgerald, and Samuel Hood, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5
(including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of W. P. Carey & Co.
LLC, Corporate Property Associates 14, Incorporated, Corporate Property
Associates 15, Incorporated, Corporate Property Associates 16 - Global,
Incorporated and Corporate Property Associates 17 - Global, Incorporated.  The
authority of Susan Hyde, James Fitzgerald, and Samuel Hood, under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of W. P. Carey & Co. LLC, Corporate Property Associates 14,
Incorporated, Corporate Property Associates 15, Incorporated, Corporate Property
Associates 16 - Global, Incorporated and Corporate Property Associates 17 -
Global, Incorporated, unless earlier revoked in writing.  The undersigned acknowledges Susan Hyde, James Fitzgerald, and Samuel Hood are not assuming any of the undersigned's responsibilities to comply with Section 16 of the
Securities Exchange Act of 1934.

/s/ Wm. Polk Carey
Signature


Wm. Polk Carey
Print Name


April 26, 2007
Date